Exhibit 23.2


            Consent of Independent Registered Public Accountants
            ----------------------------------------------------



To the Board of Directors and Shareholder of Telewest Global, Inc.

We consent to the use of our report dated March 23, 2004, with respect to the consolidated balance sheets of Telewest Communications plc and subsidiaries (the "Group") as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity/(deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein.

Our report contains an explanatory paragraph that states that the Group has incurred recurring losses, has a net shareholders' deficit and is undergoing financial restructuring, which raises substantial doubt about the Group's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report states that the 2002 consolidated financial statements have been restated.

Our report refers the adoption of SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

Our report refers to a change in method of accounting for derivative instruments and hedging activities.


/s/ KPMG Audit Plc

KPMG Audit Plc
London, England
July 8, 2004